Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Pharmaceuticals Updates Staccato® Pipeline and
Outlines Pipeline Development Strategy
AZ-007 (Staccato Zaleplon) Selected as Next Active Product Candidate
Wholly-Owned Subsidiary Formed to Develop Staccato Nicotine
Mountain View, California — July 12, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has selected AZ-007 (Staccato zaleplon) for the treatment of insomnia as the next product candidate to move forward into active development. This decision follows an Alexza technology and portfolio review during the first half of 2010. In addition, Alexza has created Addicere Therapeutics, Inc., a wholly-owned subsidiary, to develop all applications of the Staccato technology for the pharmaceutical uses of nicotine.
“As we started 2010, we deployed the vast majority of our efforts and resources on the pre-commercialization activities for AZ-004. Over the course of the first six months, we received notification of our PDUFA date, completed our first commercialization agreement and are continuing the work on commercial manufacturing scale-up for our lead program,” said Thomas B. King, Alexza President and CEO. “We also completed a thorough analysis of our Staccato system-enabled pipeline of programs and potential new Staccato-based product candidates, in order to prioritize and select programs we could plan to self-fund and programs we could plan to develop through collaborations.”
King continued, “Staccato zaleplon, as a self-funded development program, and Staccato nicotine, as a product/technology spin-out, are examples of our corporate strategy moving forward. We intend to capitalize on our internal resources to develop certain product candidates and to identify routes to utilize external resources to develop other product candidates. We look forward to continuing to expand our development pipeline in the coming months and years, as we execute this dual-tracked development strategy to take advantage of the strength and breadth of the Staccato technology platform.”
About AZ-007 (Staccato zaleplon)
Alexza is developing AZ-007 (Staccato zaleplon) for the treatment of insomnia in patients who have difficulty falling asleep, including those patients who awake in the middle of the night and have difficulty falling back asleep. Zaleplon, a non-benzodiazepine hypnotic currently approved to treat insomnia, has a pharmacokinetic half-life of about one hour and is generally well tolerated in patients.
“We have combined the technology attributes of our Staccato system with the known pharmacology of zaleplon, in order to develop a product candidate with a specific profile for middle of the night insomnia. When patients wake up in the middle of the night, they need a rapidly-acting drug with a short half-life to assist them in the return to sleep and to minimize residual or next-day effects,” said James V. Cassella, PhD, Alexza Senior Vice President, R&D. “With AZ-007, we expect to see a rapid and predictable onset of therapeutic action resulting from Staccato administration, and a short-lived duration of action resulting from the pharmacological half-life of zaleplon.”
Middle-of-the-night insomnia (MOTN) is insomnia characterized by difficulty returning to sleep after awakening either in the middle of the night, or too early in the morning. It has been reported that waking up in the middle of the night is the most frequently reported insomnia symptom, with one large study finding that approximately 35% of Americans over 18 reported waking up three or more times per week. Of those who experienced these awakenings, 43% reported difficulty in resuming sleep after waking and over 90% reported the condition persisting for more than six months.
A 2008 “Sleep in America” poll conducted by the National Sleep Foundation found that 42% of respondents awakened during the night at least a few nights a week, and 29% said they woke up too early and could not get back to sleep. Other clinical studies have reported between 25% and 35% of people experience nocturnal awakenings at least three nights a week.
In a Phase 1 clinical trial, AZ-007 delivered an IV-like pharmacokinetic profile with a median time to peak plasma concentration for the drug of 1.6 minutes. Pharmacodynamics, measured as sedation assessed on a 100 mm visual analog scale, showed onset of effect as early as 2 minutes after dosing with AZ-007. AZ-007 was dose-proportional across the four dosage strengths studied in this clinical trial, and was generally safe and well tolerated in this volunteer population.
“Our Phase 1 clinical trial produced highly encouraging results,” Cassella continued. “Our Phase 2 program will be designed to demonstrate similar findings in patients in the sleep lab, focusing on onset, duration and offset of sleep following dosing with AZ-007.”
About Staccato Nicotine and Addicere Therapeutics
Alexza’s original concept of using heat to create aerosols, as envisioned by founder Dr. Alejandro Zaffaroni, was stimulated, in part, by studying early work on the “smokeless cigarette”. Nicotine, as a pure substance, is not technically feasible with the Staccato system technology. However, in 2008, Alexza scientists were able to create simple nicotine salts that yielded nicotine aerosols of high purity.

These findings, in combination with Alexza’s electronic multiple-dose Staccato platform, provide the technical rationale for possible smoking cessation therapeutics.
The therapeutic area of smoking cessation is primarily consumer product focused and not in Alexza’s current development focus. Following the tradition of other technology-based Dr. Zaffaroni-founded companies, Alexza has formed Addicere Therapeutics to focus on the development of smoking cessation therapies based on the Staccato electronic multi-dose technology. Addicere is pursuing independent funding to develop Staccato nicotine, either through a traditional venture capital financing or through a partnering collaboration. Alexza intends to maintain a minority share holding in Addicere, post-financing, to allow Alexza stockholders a chance to participate in future successes in the development of Staccato nicotine.
Addicere plans to develop Staccato nicotine to address both the chemical and behavioral components of nicotine addiction by combining nicotine replacement with a user-friendly drug delivery device that will help smokers reduce or eliminate their smoking habit. Addicere believes the Staccato technology is capable of mimicking the pharmacokinetics of smoking cigarettes through the delivery of optimally-sized nicotine particles to the deep lung. Staccato nicotine may also provide some of the psychological aspects of smoking (e.g., hand-to-mouth movement, oral inhalation) and could allow smokers to self-administer and possibly titrate to the dose to treat cravings. Importantly, the electronics embedded within the Staccato delivery system could allow for the programmed, over-time reduction in the overall daily dose of nicotine, and ultimately may lead to the better management of nicotine cravings and eventual sustained smoking cessation.
About the Staccato-based Product Candidate Development Strategy
In early 2009, Alexza consolidated its operations and reduced spending on its development pipeline, choosing a primary focus on the continued rapid development of AZ-004 (Staccato loxapine). During 2009, all of the remaining pre-NDA clinical, non-clinical and manufacturing work for AZ-004 was completed, resulting in the NDA filing in December. In early 2010, Alexza established its first commercial agreement for AZ-004 with Biovail for the U.S. and Canada, received notification of the AZ-004 PDUFA date and continued on the pathway towards AZ-004 commercialization, assuming regulatory approval for marketing. In the first half of 2010, Alexza conducted a thorough review of its product pipeline, evaluating current and potential new Staccato-based product candidates. The result of this review yielded three categories of Staccato-based product candidates: (1) those product candidates where Alexza believes it can add value through internal development, (2) those product candidates where Alexza has developed the product idea, but where a development partner is required, and (3) product candidates based on new ideas, primarily focused on new chemical entities, where the Staccato technology can facilitate better or more effective delivery and pharmacology.

“As we have previously stated, the Staccato system technology is a broad technology platform and Alexza has more product candidates than it can currently effectively develop,” explained King. “We embarked on a review of our pipeline to prioritize the product candidates we might develop ourselves and the product candidates we would develop through a partnership or collaboration. Today we are announcing the first in what we believe will be a series of development programs over the next 12 to 18 months.”
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, submitted a New Drug Application in December 2009, and has a Prescription Drug User Fee Act (PDUFA) goal date of October 11, 2010. In February 2010, Alexza established a partnership with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation, to develop and commercialize AZ-004 in the U.S. and Canada. For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the expectations or beliefs of the Company or Addicere Therapeutics, Inc. is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement, including any such statements regarding financing of Addicere and development by Addicere of Staccato nicotine. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings: “We have a history of net losses.

We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Unless our preclinical studies demonstrate the safety of our product candidates, we will not be able to commercialize our product candidates.”, “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.”, and “If we enter into additional strategic partnerships, we may be required to relinquish important rights to and control over the development of our product candidates or otherwise be subject to terms unfavorable to us.”. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com